Exhibit 4.4

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

DATED THIS SEPTEMBER 6, 2011

BY AND AMONG

TARENA INTERNATIONAL, INC.

(as “Company”)

each of the Persons listed on Schedule 1 hereto

(as “Investors”)

the Person listed on Schedule 2 hereto

(as “Founder”)

CONNION CAPITAL LIMITED

(as “Key Holder”)

ZHAO MEI

(as “Existing Holder”)

each of the Persons listed on Schedule 3 hereto

(as “Domestic Companies”)

AND

BEIJING TARENA TECHNOLOGY CO., LTD.

(as “WFOE”)

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made as of September 6, 2011 by and among (i) Tarena International, Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), (ii) Goldman Sachs Investment Partners Master Fund, L.P. (“GS Master Fund”), Goldman Sachs Investment Partners Private Opportunities Holdings, L.P. (“GS Private Opportunities Holdings”, and together with GS Master Fund, “GS”) and the persons identified on Schedule 1 of this Agreement (each individually an “Existing Investor” and collectively the “Existing Investors” and together with GS, the “Investors”), (iii) the person identified on Schedule 2 of this Agreement (the “Founder”), (iv) Connion Capital Limited, a business company with limited liability duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Key Holder”), (v) Zhao Mei, a PRC citizen with passport number of *** (the “Existing Holder”), (vi) the entities identified as Domestic Companies on Schedule 3 of this Agreement (each individually a “Domestic Company” and collectively the “Domestic Companies”) and (vii) Beijing Tarena Technology Co., Ltd. a wholly-foreign owned enterprise organized and existing under the Laws of the PRC (the “WFOE”). Each of the Company, the Investors, the Founder, the Key Holder, the Existing Holder, the WFOE and the Domestic Companies shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company, GS, the Founder, the Key Holder, the Existing Holder, the WFOE and the Domestic Companies are parties to the Series C Preferred Share Purchase Agreement dated as of August 8, 2011 (the “Purchase Agreement”); and

WHEREAS, the Company, certain of the Investors, the Founder, the Key Holder, the WFOE and the Domestic Company are parties to the Amended and Restated Shareholders’ Agreement dated as of September 22, 2008 (the “2008 Shareholders Agreement”) to record the respective information, registration and other rights and obligations of the shareholders of the Company; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce GS to invest funds in the Company pursuant to the Purchase Agreement, the Investors, the Founder, the Key Holder, the Company, the Existing Holder, the Domestic Companies and the WFOE hereby agree that this Agreement shall govern certain shareholder rights and other matters as set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS.

For purposes of this Agreement, capitalized terms shall have the meanings set forth in Exhibit A attached hereto.

2.	REGISTRATION RIGHTS; GOING PUBLIC.

(a)	Registration Rights.

The registrations rights of the Investors with respect to the Company and the rights and obligations of the parties with respect to registration of the Company’s Ordinary Shares are set forth on Exhibit B attached hereto. No Holder shall be entitled to exercise any right provided for in Exhibit B following the date that is five (5) years after the consummation of the Qualifying IPO. The rights set forth in Exhibit B shall terminate upon the earlier of (i) the date of the completion of a Liquidation Event, as such term is defined in the Company’s Articles, or (ii) as to any Holder, when all Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period.

(b)	Going Public.

Each of the Key Holder, the Founder and the Company undertakes to use best efforts to, within twenty-four (24) months from the date of Closing, consummate a Qualifying IPO of the Company on NASDAQ or the Hong Kong Stock Exchange (Main Board or GEM) or any other stock exchange acceptable to the Investors, or consummate a Trade Sale. In connection with the forgoing, each of the Shareholders shall exercise their voting rights in favor of the Company’s application for such listing. The Company and the Shareholders will not do or permit to be done or permit to be omitted or otherwise undertake, agree or propose any act, deed, transaction or proposal prejudicial to or which may affect its ability to achieve such listing.

3.	INFORMATION AND OBSERVER RIGHTS.

3.1	Delivery of Financial Statements.

The Company shall deliver to the Investors:

(a)	as soon as practicable, but in any event within sixty (60) days after the end of each financial year of the Company, (i) an unaudited consolidated balance sheet as of the last day of such year; (ii) an unaudited consolidated income statement for such year; and (iii) an unaudited consolidated statement of cash flows for such year; such year-end financial statements to be in reasonable detail, prepared in accordance with U.S. GAAP, consistently applied and in each case setting forth in comparative form figures for the previous year, such financial statements to be prepared by a reputable international accounting firm acceptable to the Investors and certified by the Company’s Chief Executive Officer;

(b)	as soon as practicable, but in any event within ninety (90) days after the end of each financial year of the Company, (i) a consolidated balance sheet as of the last day of such year; (ii) a consolidated income statement for such year; and (iii) a consolidated statement of cash flows for such year; such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. GAAP consistently applied and in each case setting forth in comparative form figures for the previous year and audited and certified by independent public accountants of internationally recognized standing selected by the Company with the approval of the Board of Directors, including the affirmative consent of both the Series C Director and the JAFCO Director, and accompanied by a report and opinion thereon by such independent public accountants and certified by the Company’s Chief Executive Officer;

(c)	as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each financial year of the Company, (i) a consolidated unaudited balance sheet as of the last day of such quarter; (ii) a consolidated unaudited income statement for such quarter; (iii) an unaudited consolidated statement of cash flows for such quarter; and (iv) a statement of shareholder’s equity, each certified by the Company’s Chief Financial Officer as of the last day of such quarter, along with a statement certified by the Company’s Chief Financial Officer showing the number of shares of each class of share capital and securities convertible into or exercisable for share capital outstanding at the end of the period, the number of Ordinary Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Ordinary Shares and the exchange ratio or exercise price applicable thereto and number of shares of issued share options and share options not yet issued but reserved for issuance, if any (all in sufficient detail as to permit each Investor to calculate its respective percentage equity ownership in the Company), except that any financial reports or statements submitted pursuant to this Section 3.1(c) may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto which may be required in accordance with U.S. GAAP;

(d)	as soon as practicable, but in any event within thirty (30) days of the end of each month, (i) an unaudited consolidated balance sheet as of the last day of such month; (ii) an unaudited consolidated income statement for such month and (iii) an unaudited consolidated statement of cash flows for such month, each certified by the Company’s Chief Financial Officer;

(e)	as soon as practicable, but in any event forty-five (45) days prior to the end of each financial year, a comprehensive proposed consolidated budget and business plan for the next financial year to be submitted to the Board for approval (collectively, the “Budget”), prepared on a monthly basis including, revenues, expenses, cash position, balance sheets and sources and applications of funds statements (including any anticipated or planned capital expenditure or borrowings) for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f)	with respect to the financial statements called for in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(d), an instrument executed by the Chief Financial Officer of the Company and certifying that such financials were prepared in accordance with U.S. GAAP consistently applied with prior practice for earlier periods (with the exception, for unaudited statements, such statements may be subject to normal year-end audit adjustments and exclude all footnotes required by applicable accounting standard). Management shall also provide an analysis of results, highlighting notable events and a thorough explanation of any material differences between actual figures, on the one hand and figures for the prior year and figures presented in the Budget on the other hand.

(g)	such other information relating to the financial condition, business, prospects or corporate affairs of the Company as determined by the Board, an Investor and/or any assignee of an Investor may from time to time reasonably request;

(h)	if for any period the Company shall have any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries;

(i)	Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred and eighty (180) days after the effective date of the registration effecting the Qualifying IPO, to the extent required under the applicable rules of the jurisdiction in which the registration statement (or similar application for listing of the Ordinary Shares or statement) is to be filed; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

3.2	Inspection.

So long as an Investor holds any Shares, each Group Company shall permit such Investor, at the Investor’s expense, to visit and inspect such Group Company’s properties, to examine its books of account and records and to discuss the Group Company’s affairs, finances and accounts with its officers, any time during regular business hours and at such reasonable times as may be reasonably requested by the Investors.

3.3	Observer Rights.

So long as any Investor holds any Shares, such Investor shall be entitled to nominate a representative (an “Observer”) to attend, at its own expense, and speak at all meetings of the Board. An Observer is entitled to receive all notices of meetings of the Board as well as copies of all minutes, consents and other materials, financial or otherwise, in the same manner as such notices, minutes, consents and other materials are provided to a Director.

An Observer shall have full rights of audience and may speak at all meetings of the Board, but shall not be entitled to vote or be counted towards the quorum at any such meetings.

3.4	Termination of Information, Inspection and Observer Rights.

The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect immediately prior to (i) the consummation of the sale of Ordinary Shares in the Qualifying IPO, or (ii) upon the completion of a Liquidation Event, as such term is defined in the Articles, whichever event shall first occur.

3.5	Confidentiality.

(a)	Disclosure of Terms

Each party hereto acknowledges that the terms and conditions (collectively, the “Financial Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

(b)	Press Releases

Any press release, public announcement and disclosure disclosing that the Investors have invested in the Company may only be issued, if (a) it does not disclose any of the Financial Terms or any transactions contemplated in the Purchase Agreement, (b) it does not disclose the amount or other specific terms of the investment, and (c) its final form was approved in advance in writing by each Investor mentioned therein. Investors’ names and the fact that Investors have made an investment in the Company can be included in a reusable press release boilerplate statement, so long as each Investor has given its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding any Investor or any of its Affiliates in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent (and the prior written consent of the Affiliate(s) of such Investor named), which consent may be withheld at such Investor’s sole discretion (and at the sole discretion of such Investor’s Affiliate(s), as the case may be).

(c)	Permitted Disclosures

Notwithstanding anything in the foregoing to the contrary:

(i)	the Company may disclose, on a need to know basis, any of the Financial Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, Law or otherwise;

(ii)	each Investor (and its fund manager) may, without disclosing the identities of the other Investors or the Financial Terms of their respective investments in the Company without their or the Company’s consent, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor.

(iii)	each Investor shall have the right to disclose:

(A)	any information to such Investor’s Affiliates, such Investor’s and/or its fund manager’s and/or its Affiliates’ legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investor or transferee, potential investor or transferee, counsel or advisor, or employee of such Investor and/or any of its Affiliates; provided, however, that any such counsel, auditor, insurer, accountant, consultant, officer, director or employee shall be advised of the confidential nature of the information and are under appropriate non-disclosure obligation imposed by professional ethics, Law or otherwise;

(B)	any information for fund and inter-fund reporting purposes;

(C)	any information as required by Law, government authorities, exchanges and/or regulatory bodies;

(D)	any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and/or

(E)	any information contained in press releases or public announcements of the Company pursuant to Section 3.5(b) above.

(iv)	the confidentiality obligations set out in this Section 3.5 do not apply to:

(A)	information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 3.5 or (ii) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant party;

(B)	information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(C)	information disclosed by any Director or Observer of the Company to its appointer or any of its Affiliates or to any person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 3.5(c).

(d)	Legally Compelled Disclosure.

In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws and regulations) to disclose the existence of this Agreement or any Agreement Financing Terms, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact, if lawfully permitted to do so, so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

(e)	Entire Agreement.

This Section 3.5 constitutes the entire agreement among the Parties as to the matter of confidentiality and supersedes the separate nondisclosure agreements executed by the Company with the Investors (and/or their Affiliates) with respect to the transactions contemplated.

3.6	Tax Matters.

(a)	The Company shall upon the request of any U.S. Investor (a) determine, with respect to such taxable year whether the Company (or any of its Affiliates) is a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (b) provide such information reasonably available to the Company as any U.S. Investor may reasonably request to permit such U.S. Investor to elect to treat the Company and/or any such entity (including a Subsidiary of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) for U.S. federal income tax purposes. The Company shall also, reasonably promptly upon request, obtain and provide any and all other information reasonably deemed necessary by the U.S. Investor to comply with the provisions of this Section 3.6(a). The Company shall, upon the request of any U.S. Investor, appoint an internationally reputable accounting firm acceptable to the Investor to prepare and submit its U.S. tax filings.

(b)	If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known U.S. Investor within sixty (60) days upon the request of such U.S. Investor with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and any other information reasonably required by a U.S. Investor to comply with any reporting or other requirements in connection with the QEF Election.

(c)	The Company shall promptly provide each U.S. Investor with written notice if it (or any of its Subsidiaries) becomes aware that it is a controlled foreign corporation as described in Section 957 of the Code (“CFC”). The Company shall, upon the reasonable request of a U.S. Investor, furnish on a timely basis all information requested by such Investor to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any Group Company’s classification as a CFC.

(d)	The Company, upon a reasonable request, will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests reasonably necessary for the Company and its Subsidiaries to allow any U.S. Investor to comply with any applicable U.S. federal income tax Law. The Company will also provide any known U.S. Investor with any information reasonably requested to allow such U.S. Investor to comply with any applicable U.S. federal income tax Law (including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

(e)	The Company shall, if reasonably requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made, including by filing or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit such election, once made, to be terminated or revoked without the written consent of the U.S. Investors; provided that the Company shall notify all U.S. Investors prior to the making of any such election.

(f)	The Company shall, and shall cause each Group Company to, timely and accurately file tax returns in each jurisdiction in which such returns are required to be filed.

(g)	All out-of-pocket expenses incurred by the Company or any Subsidiary, resulting from the affirmative requests of a U.S. Investor pursuant to Sections 3.6(a)-(f) above shall be borne by the Company.

(h)	The covenants set forth in this Section 3.6 shall terminate and be of no further force or effect, with respect to the Company’s obligation to any U.S. Investor, at such time as the U.S. Investor no longer holds any Ordinary Shares (on an as-converted basis) in the Company.

4.	RIGHT OF FIRST OFFER.

4.1	Right of First Offer.

Subject to the terms and conditions specified in this Section 4.1, and applicable securities Laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to the Investors in proportion to their respective shareholding in the Company in accordance with the following provisions of this Section 4.1. Any Investor shall be entitled to apportion the right of first offer hereby granted it among themselves and their partners, members and Affiliates in such proportions as it deems appropriate provided that, with respect to any Investor other than GS, such partners, members and Affiliates of such Investors do not have any interest in any business, company or asset which competes with the business of the Company or any of its Subsidiaries.

(a)	The Company shall deliver a notice, in accordance with the provisions of Section 9.4 hereof, (the “Offer Notice”) to the Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)	By written notification received by the Company, within twenty (20) calendar days after mailing of the Offer Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of Ordinary Shares issued and held or issuable upon conversion of the Preferred Shares (and any other securities convertible into, or otherwise exercisable or exchangeable for, Ordinary Shares) then held, by such Investor bears to the total number of Ordinary Shares issued and held by all Investors, or issuable to all Investors upon conversion of all Preferred Shares then outstanding. The Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Holder”) of any other Investors’ failure to do likewise. During the ten (10) day-period commencing immediately after receipt of such information, each Fully-Exercising Holder shall be entitled to obtain that portion of the New Securities for which any of the Investors were entitled to subscribe but which were not subscribed for by the Investors which is equal to the proportion that the number of Ordinary Shares issued and held, or issuable upon conversion of Preferred Shares then held by such Fully-Exercising Holder bears to the total number of Ordinary Shares issued and held, or issuable upon conversion of the Preferred Shares then held by all Fully-Exercising Holders who wish to purchase such unsubscribed shares.

(c)	If not all New Securities referred to in the Offer Notice are elected to be purchased or obtained as provided in
Section 4.1(b) hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in Section 4.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d)	The right of first offer in this Section 4.1 shall not be applicable to: (i) up to 6,002,020 Ordinary Shares (including outstanding options) (as adjusted for stock splits, stock divisions, recapitalizations and similar transactions) issued or to be issued to employees or directors of, or consultants to, the Company or any of its Subsidiaries pursuant to the 2008 employee stock option plan as previously approved by the Board of the Company; (ii) the issuance of Ordinary Shares pursuant to the conversion of the issued and outstanding Preferred Shares; (iii) securities issued in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; or (iv) the issuance of Ordinary Shares issued in a Qualifying IPO.

4.2	Termination.

The provisions of this Section 4 shall terminate upon the earlier of: (a) the consummation of the Company’s Qualifying IPO and (b) upon a Liquidation Event, as such term is defined in the Articles.

5.	BOARD COMPOSITION AND VOTING MATTERS.

5.1	Board Composition.

Each Shareholder agrees to vote all of his, her or its Shares in the Company (whether now owned or hereafter acquired or which the Shareholder may be empowered to vote), from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

(a)	For so long as the Series A Investor holds no less than fifteen percent (15%) of the Series A Preferred Shares purchased under the Series A Preferred Share Purchase Agreement (as adjusted for any conversion, share splits, share dividends, combinations, recapitalizations or similar transactions), the Series A Investor shall be entitled to nominate and elect one (1) director of the Board of the Company(the “Series A Director”), initially to be Li Jianguang. The Series A Investor shall also be entitled to remove any director occupying in such position and to fill any vacancy caused by the resignation, death or removal of any director occupying such position.

(b)	For so long as JAFCO holds no less than fifteen percent (15%) of the Series B Preferred Shares purchased under the Series B Preferred Share Purchase Agreement (as adjusted for any conversion, share splits, share dividends, combinations, recapitalizations or similar transactions), JAFCO shall be entitled to nominate and elect one (1) director of the Board of the Company (the “JAFCO Director”), initially to be Zhang Yang. JAFCO shall also be entitled to remove any director occupying in such position and to fill any vacancy caused by the resignation, death or removal of any director occupying such position.

(c)	For so long as the Series C Investor holds no less than fifteen percent (15%) of the Series C Preferred Shares purchased under the Purchase Agreement (as adjusted for any conversion, share splits, share dividends, combinations, recapitalizations or similar transactions), the Series C Investor shall be entitled to nominate and elect one (1) director of the Board of the Company (the “Series C Director” and together with the Series A Director and the JAFCO Director, the “Preferred Directors”), initially to be Terence Ting. The Series C Investor shall also be entitled to remove any director occupying in such position and to fill any vacancy caused by the resignation, death or removal of any director occupying such position.

(d)	The holders of more than fifty percent (50%) of the Ordinary Shares of the Company shall be entitled to nominate and elect four (4) directors of the Board of the Company (the “Ordinary Share Directors”), initially to be Han Shaoyun, Liu Dan, Tang Ning and Xia Xiaotao. Such holders shall also be entitled to remove any director occupying in such position and to fill any vacancy caused by the resignation, death or removal of any director occupying such position.

5.2	Size of the Board; Board of Subsidiaries; Committees.

(a)	Each Shareholder agrees to vote all of its Shares from time to time and at all times, in whatever manner shall be necessary to ensure that the size of the Board shall be no less than one (1) nor more than seven (7) directors.

(b)	The Investors shall have the right but not the obligation to appoint their nominees to the board of any Subsidiary (including in the event that the Company shall form or acquire any new Subsidiaries), and the Company and the Common Shareholders shall procure that such nominees are appointed to the relevant board of directors. The Investors shall also be entitled to remove any director occupying such position and to fill any vacancy caused by the resignation, death or removal of any director occupying such position.

(c)	Compensation Committee and Audit Committee. The JAFCO Director and the Series C Director shall be entitled to serve as a member of any committee or subcommittee duly established by the Board. The Company shall set up a compensation committee (the “Compensation Committee”) and an audit committee (the “Audit Committee”, together with the Compensation Committee, the “Committees”) at the time determined by the Board, each with three (3) members, including one (1) member nominated by JAFCO, one (1) member nominated by GS, and one (1) member nominated by the Key Holder. The chairman of each Committee shall be the member nominated by GS. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company. Any recommendation to be made to the Board shall require the approval by the majority of the members of the relevant Committee(s). The meetings of the Committees shall be held at least every three (3) months.

5.3	Removal of Board Members.

Each Shareholder also agrees to vote all of his, her or its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 5.1 of this Agreement may be removed from office unless (A) with respect to the Series A Director, such removal is directed or approved by IDG, (B) with respect to the JAFCO Director, such removal is directed or approved by JAFCO, (C) with respect to the Series C Director, such removal is directed or approved by GS, (D) with respect to the Ordinary Share Directors, such removal is directed or approved by the holders of more than fifty percent (50%) of the Ordinary Shares of the Company, or (E) the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 5.1 is no longer so entitled to designate or approve such director or occupy such Board seat; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 5.1 shall be filled pursuant to the provisions of Section 5.1. All Shareholders agree to execute any written consents required to effectuate the obligations of this Agreement, and the Company agrees at the request of any Shareholder entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

5.4	Quorum; Notice.

The Company’s Articles of Association shall provide for a quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the Board meeting of four (4) directors, including the Series A Director, the JAFCO Director, and the Series C Director (or a temporary alternate director selected by the Series C Director) provided, however, if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company, with the first notice providing not less than seven (7) days of prior notice and the second notice providing not less than three (3) days of prior notice, then the attendance of any four (4) directors shall constitute a quorum; it being understood that if the Series C Director is unable to attend any such reconvened meeting, the Series C Director may suggest an alternative date and time for a reconvened meeting and if such alternative meeting cannot be accommodated, then the Series C Director may appoint an alternate director to attend the reconvened meeting in the capacity of the Series C Director. Except as otherwise provided in this Agreement (including the schedules and exhibits hereto) and the Company’s Articles of Association, all Board resolutions shall require the affirmative vote of a majority of the directors (or their respective alternate directors) present. Notices and agendas of Board meetings as well as copies of all board papers shall be sent to all Investors at least seven (7) days prior to the relevant Board meeting. Minutes of Board meetings shall be sent to Investors within seven (7) days after the relevant meeting.

5.5	Waiver.

The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to the Company or the Subsidiaries of the Company (“Information”) regarding a wide variety of matters including, by way of example only, (1) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of the Company or its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the Preferred Directors or the Observers. The Company, as a material part of the consideration for entering into the Transaction Documents, agrees that neither any Observer nor any Preferred Directors shall have any duty to disclose any Information to the Company or its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by Law, any claim based on the corporate opportunity doctrine or otherwise that could limit an Investor’s ability to pursue opportunities based on such Information or that would require any Investor, any Preferred Director or any Observer to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries. The Founder, the Key Holder and the Company hereby irrevocably agree that each Preferred Director and Observer is a nominee of the Investor who appoints him and that such Preferred Director and Observer shall be entitled to, and the Investor who nominates him can require him to, report all matters concerning the Company and its Subsidiaries, including but not limited to, matters discussed at any meeting of the Board, and that the Preferred Director and Observer may take advice and obtain instructions from his/her nominating Investor. Notwithstanding the foregoing, each Preferred Director shall undertake general fiduciary obligations to the Company according to the Company Law.

5.6	Insurance and Indemnification.

The Company shall procure customary directors and officers insurance for the directors, covering an amount of at least one million U.S. dollars (US$1,000,000) or such other amount as is approved by a majority of the Investors (including the Series C Investor and JAFCO, where the Series C Investor and JAFCO have appointed directors, respectively). Notwithstanding anything to the contrary in this Agreement or in the Articles, the Company shall indemnify and hold harmless each Director and his alternate, to the fullest extent permitted by Law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Director or his alternate as a result of any act, matter or thing done or omitted to be done by him in good faith in the course of acting as a director or alternate director, as applicable, of the Company, by delivering to such Director or its alternate, at the time of its appointment as a director or an alternate director, an indemnification agreement duly executed by the Company substantially in the form attached hereto as Exhibit D.

5.7	Appointment of Key Personnel.

The appointment of the chairman, chief executive officer, president, chief financial officer, chief operations officer and/or other key personnel of the Company shall be subject to the prior approval of the Board, including the affirmative consent of all of the Preferred Directors.

5.8	Drag-Along Right.

(a)	Drag-Along Right. If, after June 30, 2014 (the “Maturity Date”), the Series C Investor or JAFCO (A) approves (1) a transaction or series of related transactions in which a Person, or a group of related Persons, shall acquire from Shareholders of the Company Shares representing more than fifty percent (50%) of the outstanding voting power of the Company, or (2) a transaction that qualifies as a “Liquidation Event”, or (B) proposes to transfer its Shares to a Person or a group of related Persons (such events described in subsections (A) and (B) shall reflect a valuation of the Company of no less than US$200 million, such events are referred to in this Agreement as a “Trade Sale”), then each Key Holder and Investor (other than the Series C Investor) hereby agrees with respect to all Shares that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

(i)	in the event such transaction requires the approval of shareholders, (a) if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of a Trade Sale, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (b) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Trade Sale;

(ii)	in the event that the Trade Sale is to be effected by the sale of Shares held by another Shareholder (the “Selling Shareholder”) without the need for shareholder approval (including without limitation by way of a change in Control of such Shareholder), to sell all shares of the Company beneficially held by such Shareholder (or in the event that the Selling Shareholder is selling fewer than all of its shares held in the Company, shares in the same proportion as the Selling Shareholder is selling) to the person to whom the Selling Shareholder proposes to sell its shares, for the same per-share consideration (on an as-converted basis) and on the same terms and conditions as the Selling Shareholder, except that the Shareholder will not be required to sell its shares unless the liability for indemnification if any, of the Shareholder in such Trade Sale is several, not joint, and is pro rata in accordance with the Shareholder’s relative share ownership of the Company, and will not exceed the consideration payable to the Shareholder, if any, in such transaction (except in the case of potential liability for fraud or willful misconduct by the Shareholder);

(iii)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Trade Sale;

(iv)	to execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by the Company;

(v)	not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such Party or affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiror in connection with a Trade Sale; and

(vi)	to: (A) make representation and warranties in connection with such a Trade Sale regarding (i) ownership and authority to sell their respective Shares and (ii) the existence of any material violations as a result of such sale under any material agreement to which such Shareholder is a party; (B) obtain any consents or approvals that can be obtained without significant expense; and (C) pay its pro rata share of expenses in connection with the contemplated Trade Sale.

5.9	Increase in Authorized Share Capital.

Each Shareholder agrees to vote all of its Shares from time to time and at all times, in whatever manner shall be necessary to authorize an increase in the authorized share capital of the Company so that there will be sufficient Ordinary Shares available for conversion of all of the then-outstanding Preferred Shares at any time that an adjustment to the relevant conversion price with respect to the Preferred Shares is made under the Articles.

5.10	Term.

The provisions of this Section 5 shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (a) the consummation of a Qualifying IPO, and (b) a Liquidation Event; provided, however, that the provisions of Section 5.9 shall survive until the Investors have converted all of their Preferred Shares into Ordinary Shares.

5.11	Specific Enforcement.

Each Shareholder acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Section 5 are not performed by the Shareholder in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which the Parties may be entitled at Law or in equity. Each of the Parties to this Agreement hereby consents to personal jurisdiction in any such action brought in the courts of Hong Kong.

5.12	Director Expenses.

The Company shall reimburse any non-local independent directors and the Preferred Directors for all reasonable out-of-pocket travel and related expenses incurred in connection with Board duties and attending meetings of the Board.

6.	RIGHT OF FIRST REFUSAL, CO-SALE AND RESTRICTIONS ON TRANSFER.

6.1	Right of First Refusal - Transfers by the Key Holder, the Founder or any Employees Holding 1% or more of the Company’s Ordinary Shares.

(a)	Grant. If any of the Key Holder, the Founder, or an employee holding one percent (1%) or more of the Company’s Ordinary Shares (calculated on a fully-diluted basis) (each a “Restricted Employee” and collectively, the “Restricted Employees”) (each a “Restricted Shareholder”, and collectively, the “Restricted Shareholders”) (including its successors and permitted assigns) proposes to sell, assign, pledge, hypothecate, encumber or otherwise transfer any Shares held by such Restricted Shareholder or in any other way dilute any beneficial ownership, control and discretion over any Shares held by such Restricted Shareholder (the “Proposed Transfer”), then such Restricted Shareholder may not complete the Proposed Transfer unless it complies with this Section 6 (including without limitation Section 6.6). For avoidance of doubt, any change in the equity interest of the Key Holder, including without limitation as a result of (i) the issuance or redemption by such Key Holder of any portion of its outstanding shares or equity, or (ii) a transfer of such Key Holder’s equity by the Founder, shall constitute a “Proposed Transfer” for purposes of this Agreement.

(b)	Subject to the provisions of the Company Law, any other applicable Law and this Section 6, each Restricted Shareholder hereby unconditionally and irrevocably grants to each Investor a first Right of First Refusal to purchase its Pro Rata ROFR Share of the Shares that such Restricted Shareholder may propose to transfer in a Proposed Transfer (the “Transfer Shares”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee. For purposes of this Section 6.1, an Investor’s “Pro Rata ROFR Share” of a specified quantity of Shares proposed to be transferred shall mean that number of Shares which equals the specified quantity of Shares proposed to be transferred by the Restricted Shareholder multiplied by a fraction equal to (i) the number of Ordinary Shares (on an as converted basis) then held by such Investor, divided by (ii) the total number of Ordinary Shares (on an as converted basis) then held by all Investors. The phrase “on an as converted basis” shall mean assuming the conversion, exercise and exchange of all securities, directly or indirectly, convertible, exercisable or exchangeable into or for Ordinary Shares.

(c)	Notice. Each Restricted Shareholder proposing to make a Proposed Transfer must deliver a written notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Transfer (the “Proposed Transfer Notice”). Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer and the identity of the Prospective Transferee. The Investors must exercise their Right of First Refusal under this Section 6 by giving notice (an “Investor Exercise Notice”) to the selling Restricted Shareholder within fifteen (15) days after delivery of the Proposed Transfer Notice (the “Investor Notice Period”). Such right shall at all times be exercised in accordance with the provisions of the Company Law and any other applicable Laws. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Restricted Shareholder with the Company that contains a preexisting right of first refusal, the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 6.1.

(d)	Undersubscription of Transfer Shares. If rights to purchase have been exercised by the Investors with respect to some but not all of the Transfer Shares by the end of the Investor Notice Period, then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice to those Investors who fully exercised their rights within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall have an additional right to purchase all or any part of the balance of any such remaining unsubscribed Transfer Shares on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such right, an Investor must deliver an Undersubscription Notice to the selling Restricted Shareholder and the Company within ten (10) days after the expiration of the Investor Notice Period (the “Undersubscription Exercise Period”). In the event that there are two (2) or more Exercising Investors that choose to exercise the last-mentioned right for a total number of remaining Shares in excess of the number available, the remaining unsubscribed Transfer Shares shall be sold to the Exercising Investors in proportion (as nearly as may be without involving fractions or increasing the number sold to any Restricted Shareholder beyond that applied by it) to their then existing holding of Shares (on an as converted basis). Within five (5) calendar days after the expiration of the Undersubscription Exercise Period, the selling Restricted Shareholder will give written notice to the Company and each Investor specifying the number of Transfer Shares that were subscribed by the Investors exercising their Rights of First Refusal (the “Confirmation Notice”).

(e)	Sale of Remaining Transfer Shares. The selling Restricted Shareholder shall be free to sell the remaining Transfer Shares not sold after employing the above procedures to the Prospective Transferee (subject to the other terms and restrictions of this Agreement), provided, that such sale shall be consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company.

(f)	Consideration; Closing. If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Board. If any Investor cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, such Investor may pay the cash value equivalent thereof, as determined by the Board. The closing of the purchase of Transfer Shares by the Investors shall take place, and all payments from the Investors shall have been delivered to the selling Restricted Shareholder by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

6.2	Right of First Refusal - Transfer by Investors.

(a)	Subject to the provisions of the Company Law, any other applicable Law and this Section 6, each selling Investor other than the Series C Investor and the Series B Investor (each a “Subject Investor” and together, the “Subject Investors”) hereby unconditionally and irrevocably grants to each non-selling Investor a first Right of First Refusal to purchase its Pro Rata ROFR Share of the Preferred Shares (the “Investor Transfer Shares”) that such selling Subject Investor may propose to transfer (a “Proposed Investor Transfer”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee. For purposes of this Section 6.2, a non-selling Investor’s “Pro Rata ROFR Share” of a specified quantity of Preferred Shares proposed to be transferred shall mean that number of Preferred Shares which equals the specified quantity of Preferred Shares proposed to be transferred multiplied by a fraction equal to (i) the number of Ordinary Shares (on an as converted basis) then held by such non-selling Investor, divided by (ii) the total number of Ordinary Shares (on an as converted basis) then held by all non-selling Investors.

(b)	Notice. Each selling Subject Investor proposing to make a Proposed Investor Transfer must deliver a Proposed Transfer Notice to the Company and each non-selling Investor not later than forty-five (45) days prior to the consummation of such Proposed Transfer (the “Investor Proposed Transfer Notice”). Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer and the identity of the Prospective Transferee. The non-selling Investors must exercise their Right of First Refusal under this Section 6.2 by giving notice (an “Investor Exercise Notice”) to the selling Subject Investor within fifteen (15) days after delivery of the Investor Proposed Transfer Notice (the “Investor Notice Period”). Such right shall at all times be exercised in accordance with the provisions of the Company Law and any other applicable Laws. In the event of a conflict between this Agreement and any other agreement that may have been entered into by an Investor with the Company that contains a preexisting right of first refusal, the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 6.2.

(c)	Undersubscription of Subject Investor Transfer Shares. If rights to purchase have been exercised by the non-selling Investors with respect to some but not all of the Investor Transfer Shares by the end of the Investor Notice Period under Section 6.2(b), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice to the non-selling Investors that have exercised the right of first refusal pursuant to Section 6.2(b) (each an “Exercising Investor”) and the Restricted Shareholders. Each Exercising Investor and Restricted Shareholder shall have a right to purchase all or any part of the balance of any such remaining unsubscribed Investor Transfer Shares on the terms and conditions set forth in the Investor Proposed Transfer Notice. To exercise such right, such Exercising Investors and Restricted Shareholders must deliver an Undersubscription Notice to the selling Subject Investor and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event that there are two (2) or more Exercising Investors and/or Restricted Shareholders that choose to exercise the last-mentioned right for a total number of remaining Investor Transfer Shares in excess of the number available, the remaining unsubscribed Investor Transfer Shares shall be sold to the Exercising Investors and Restricted Shareholders in proportion (as nearly as may be without involving fractions or increasing the number sold to any Exercising Investor beyond that applied by it) to their then existing holding of Shares (on a deemed converted basis). If the rights to purchase the remaining Investor Transfer Shares are exercised in full by the Exercising Investors and Restricted Shareholders, the Company shall immediately notify all of the Exercising Investors of that fact.

(d)	Forfeiture of Right of First Refusal with Respect to Investor Transfer. Notwithstanding the foregoing, if the total number of Investor Transfer Shares to be transferred by any Subject Investor that the non-selling Investors and Restricted Shareholders indicate an interest in purchasing in the Investor Exercise Notices and Undersubscription Notices is less than the total number of Investor Transfer Shares, then the non-selling Investors and Restricted Shareholders shall be deemed to have forfeited any right to purchase the Investor Transfer Shares, and the selling Subject Investor shall be free to sell all, but not less than all, of the Investor Transfer Shares to the Prospective Transferee (subject to the other terms and restrictions of this Agreement), provided, that such sale shall be consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company.

(e)	Consideration; Closing. If the consideration proposed to be paid for the Investor Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Board. If any Investor or Restricted Shareholder cannot for any reason pay for the Investor Transfer Shares in the same form of non-cash consideration, such Investor or Restricted Shareholder may pay the cash value equivalent thereof, as determined by the Board. The closing of the purchase of Investor Transfer Shares shall take place, and all payments shall have been delivered to the selling Investor by the later of (i) the date specified in the Investor Proposed Transfer Notice as the intended date of the Proposed Investor Transfer and (ii) forty-five (45) days after delivery of the Investor Proposed Transfer Notice.

6.3	Right of Co-Sale.

(a)	If any Transfer Shares subject to a Proposed Transfer by any Restricted Shareholder pursuant to Section 6.1 are not purchased pursuant to Section 6.1(a) above and thereafter are to be sold to a Prospective Transferee, each respective Investor that has not exercised its Right of First Refusal may elect to exercise its Right of Co-Sale and participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the Proposed Transfer Notice (each such Investor, a “Co-Sale Exercising Investor”). To exercise its Right of Co-Sale the Investor must give the selling Restricted Shareholder written notice to that effect within fifteen (15) days after receipt of the Confirmation Notice as provided in Section 6.1(d) (the “Co-Sale Period”), and upon giving such notice the Investors shall be deemed to have effectively exercised the Right of Co-Sale.

(b)	Each Co-Sale Exercising Investor, by timely exercising its Right of Co-Sale by delivering the written notice provided for above in Section 6.3(a) may include in the Proposed Transfer pursuant to this Section 6.3 all or any part of its Shares equal to such Investor’s Pro Rata Co-Sale Share. A Co-Sale Exercising Investor’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares proposed to be transferred shall mean that number of Transfer Shares proposed to be transferred pursuant to this Section 6.3 multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as converted basis) then held by such Co-Sale Exercising Investor, divided by (ii) the total number of Ordinary Shares held by the selling Restricted Shareholder plus the total number of Ordinary Shares (on an as converted basis) then held by all Co-Sale Exercising Investors;. To the extent that one or more of the Investors exercises such right of participation in accordance with the terms and conditions set forth herein, the number of Shares that the selling Restricted Shareholder may sell in the Proposed Transfer shall be correspondingly reduced.

(c)	The sale of the Pro Rata Co-Sale Shares and remaining Transfer Shares shall occur within ninety (90) calendar days from the beginning of the Co–Sale Period (the “Co-Sale Closing”). For avoidance of doubt, the Right of Co–Sale shall not apply with respect to Transfer Shares sold or to be sold to the Investors under the Right of First Refusal in Section 6.2.

(d)	Subject to Section 6.3(b) above, an Investor shall effect its participation in the Proposed Transfer by delivering to the transferring Restricted Shareholder prior to the Co-Sale Closing, one or more share certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)	the number of Ordinary Shares that such Investor elects to include in the Proposed Transfer; or

(ii)	the number of Preferred Shares that are at such time convertible into the number of Ordinary Shares that such Investor elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Shares in lieu of Ordinary Shares, such Investor shall first convert the Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(e)	The terms and conditions of any sale pursuant to this Section 6.3 will be contained in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.

(f)	Each share certificate an Investor delivers to the selling Restricted Shareholder pursuant to Section 6.3(d) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Restricted Shareholder shall concurrently therewith remit to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Restricted Shareholder may sell any Shares to such Prospective Transferee unless and until, simultaneously with such sale, such Restricted Shareholder purchases all securities subject to the Right of Co-Sale from such Investor.

(g)	If any Proposed Transfer is not consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company, the Restricted Shareholder proposing the Proposed Transfer may not sell any Shares unless they first comply in full with each provision of this Section 6. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Section 6.3.

6.4	Effect of Failure to Comply.

(a)	Any Proposed Transfer or Proposed Investor Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books or register of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Section 6 would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at Law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Section 6).

(b)	If any Restricted Shareholder purports to sell any Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor, in addition to such remedies as may be available by Law, in equity or hereunder, is entitled to require such Restricted Shareholder to purchase Shares from the Investors, as provided below, and such Restricted Shareholder will be bound by the terms of such option. If a Restricted Shareholder makes a Prohibited Transfer, each Investor upon timely exercise of its Right of Co-Sale under Section 6.3 may require such Restricted Shareholder to purchase from such Investor the type and number of Shares that such Investor would have been entitled to sell to the Prospective Transferee under Section 6.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 6.3. The sale will be made on the same terms and subject to the same conditions as would have applied had the Restricted Shareholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe prescribed in Section 6.3. Such Restricted Shareholder shall also reimburse such Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under Section 6.3.

6.5	Exempt Transfers.

(a)	Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6.1, Section 6.2 and Section 6.3 shall not apply: (i) to a repurchase of Shares from a Restricted Shareholder by the Company at a price no greater than that originally paid by such Restricted Shareholder for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board including the affirmative vote of the Preferred Directors, (ii) in the case of a Restricted Shareholder that is a natural person, upon a gratuitous transfer of Shares by such Restricted Shareholder (including on death by will or intestacy) to an Immediate Family Member of such Restricted Shareholder, or to a custodian, trustee, executor, or other fiduciary for the account of such Restricted Shareholder’s Immediate Family Member, or to a trust for such Restricted Shareholder’s own self, in each case for bona fide estate and/or tax planning purposes, provided that (A) each such transferee or assignee, prior to the completion of the sale, shall have executed documents assuming the obligations of the transferring Restricted Shareholder under this Agreement with respect to the transferred Shares; and provided further that any such transfer or distribution shall comply with applicable Law and regulations, including without limitation any requirement for the transferee to make any required filings with SAFE pursuant to Circular 75 issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005 (and any successor regulation) (“Circular 75”) and (B) any such transfer shall not exceed ten percent (10%) of the total shares held by such Restricted Shareholder, (iii) in the case of a Restricted Shareholder that is an entity, upon a transfer by such Restricted Shareholder to an Affiliate provided that the transferee, prior to the completion of the sale, shall have executed documents assuming the obligations of the transferring Shareholder under this Agreement with respect to the transferred Shares, and provided further that any such transfer or distribution shall comply with applicable Law and regulations, including without limitation any requirement for the transferee to make any required filings with SAFE pursuant to Circular 75, (iv) the sale of any Shares to the public in a Qualifying IPO, or (v) in the case of an Investor that is an entity, upon a transfer by such Investor to a transferee that is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or shareholder; provided that in each of the above cases such transferee or assignee, prior to the completion of the sale, shall have executed documents assuming the obligations of the transferring Shareholder under this Agreement with respect to the transferred Shares.

(b)	Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6.1, Section 6.2, and Section 6.3 shall not apply to the sale of any Shares to the public in a Qualifying IPO (as defined in the Purchase Agreement).

6.6	Prohibition on Transfer of Restricted Shareholders’ Shares.

In addition to the restrictions set forth in Sections 6.1 to 6.5 above, without the prior written consent of the holders of more than forty-five (45%) of each of the Series C Preferred Shares, Series B Preferred Shares and the Series A Preferred Shares (voting separately) then outstanding (and the holders of the Series C Preferred Shares shall include the Series C Investor and the holders of the Series B Preferred Shares shall include JAFCO, respectively), within forty-eight (48) months following the closing date of the Purchase Agreement, the Restricted Shareholders shall not affect a Proposed Transfer unless otherwise permitted pursuant to Section 6.5. The Key Holder hereby irrevocably and unconditionally undertakes with the Investors that without the prior written approval of the Investors, it shall not directly or indirectly issue, sell, transfer or otherwise dispose of or create any mortgage, charge, pledge, lien or other encumbrance, third party rights or security interest whatsoever on or over or in respect of all or any of its shares (or any interest therein). The Founder hereby irrevocably and unconditionally undertakes with the Investors that without the prior written approval of the Investors, he shall not allow, directly or indirectly, sell, transfer or otherwise dispose of or create any mortgage, charge, pledge, lien or other encumbrance, third party rights or security interest whatsoever on or over or in respect of all or any of the shares in the Key Holder.

6.7	Term.

The provisions of this Section 6 shall terminate upon the earlier of (i) immediately prior to the Qualifying IPO and (ii) the occurrence of a Liquidation Event (as defined in the Articles).

7.	ADDITIONAL COVENANTS.

7.1	Insurance.

(a)	Upon request by the Investors, the Company shall use its reasonable best efforts to obtain within ninety (90) days from financially sound and reputable insurers (i) Directors and Officers Liability insurance and (ii) term “key-person” insurance as appropriate, each in an amount satisfactory to the Investors, and will use reasonable best efforts to cause such insurance policies to be maintained until such time as the Board (including the Series C Director and the JAFCO Director) determines that such insurance should be discontinued. The “key person” policy shall name the Company as loss payee and neither policy shall be cancelable by the Company without prior approval of the Board including the Series A Director, JAFCO Director and the Series C Director.

(b)	Notwithstanding any other provision in this Agreement or in the Articles, the Company shall, and shall cause each Group Company to, jointly and severally, indemnify to the fullest extent permitted by applicable Law any director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or interstate is or was a director or officer of the Company or any predecessor of the Company or any other Group Company or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company.

7.2	Employee Stock Option Plan.

The Company shall maintain a share incentive option plan (the “Stock Plan”), under which the Company may grant not more than 6,002,020 (including outstanding options) of its authorized Ordinary Shares (as reflected in the capitalization table attached as Schedule 8 to the Purchase Agreement) for issuance to officers, directors, employees and consultants of the Company. The Stock Plan shall be managed by the Board. Unless approved by the Board (including the affirmative consent of each of the Series A Director, JAFCO Director and the Series C Director), all officers, directors, employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company under the Stock Plan shall be required to execute share purchase or option agreements providing for (i) vesting of shares over not less than a five-year period with the first twenty percent (20%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal yearly instalments over the following four (4) years, and (ii) a one hundred eighty (180) day lockup period in connection with the Company’s initial public offering. All options granted under the Stock Plan can only be exercised upon the occurrence of (i) the consummation of a Qualifying IPO; (ii) the consummation of a Liquidation Event; or (iii) the expiry of five (5) year period commencing from the date hereof.

7.3	Acts of the Company.

Notwithstanding anything to the contrary, the Parties (with the exception of the Company in relation to Sections 7.3(e), (f), (g), (v) and (w) below) hereby agree that the following acts of any Group Company shall require the prior written approval, in addition to approval by the shareholders as required by law, of the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO) and the holders of more than sixty-seven percent 67% of the Series C Preferred Shares (which holders shall include the Series C Investor), or by way of a written resolution signed by all holders of the Preferred Shares:

(a)	any approval of the business plan and change in the business plan or scope of principal business of any Group Company, or engaging in any new line of business by any Group Company, or ceasing to conduct or carry on the business of any Group Company substantially as now conducted;

(b)	any purchase or disposal of assets (including intangible assets) and businesses by any Group Company worth more than one million U.S. dollars (US$1,000,000) per transaction or, in the aggregate, more than three million U.S. dollars (US$3,000,000) in a period of twelve (12) months;

(c)	any disposal or dilution of the Company’s interest, directly or indirectly, in any Domestic Company or in any of its subsidiaries;

(d)	any capital commitment of any Group Company, in one or a series of transactions, exceeding the amount of fifty thousand U.S. dollars (US$50,000) (or its equivalent in other currency) or any non-core business investments (other than in prime commercial paper, money market funds, certificates of deposit in an international bank having net worth in excess of one hundred million U.S. dollars (US$100,000,000) or obligations issued or guaranteed by a sovereign government, in each case having a maturity not in excess of two (2) years), or any-acquisition of assets or equity interests outside the PRC (including Hong Kong Special Administrative Region and Macau Special Administrative Region);

(e)	any merger, consolidation, scheme of arrangement, recapitalization, sale or disposal of the whole or a substantial part of the undertaking, goodwill or the assets of any Group Company;

(f)	any increase of the authorized or issued share capital or registered capital (where applicable) of any Group Company save for increase of authorized capital of the Company for the purpose of issuing Ordinary Shares upon the conversion of the Preferred Shares;

(g)	repurchase or redemption by any Group Company of any outstanding securities or any other reduction of share capital or similar process other than pursuant to the redemption right of the holders of Preferred Shares, as provided in the Articles, or contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services;

(h)	issuance of any new securities or any instruments that are convertible into securities, excluding (i) any issuance of the Series C Preferred Shares under the Purchase Agreement, (ii) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (iii) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans approved by the Board, the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO), and the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares (which holders shall include the Series C Investor), or issuance of any corporate debt or debt security;

(i)	any action by the Company to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with any Preferred Shares;

(j)	any amendment or change of, or other action that alters, the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Share;

(k)	the declaration and/or payment of any and all dividends by, or the making of any distribution on or with respect to the shares or any other share capital of, any Group Company;

(l)	any action by the Company to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of any Preferred Shares;

(m)	appointment, removal and remuneration of executive management, including the CEO, CFO and COO of any Group Company, or any purchase of automobiles and accommodation for the management;

(n)	appointment, removal and remuneration of the directors of any Group Company, other than appointments and removals effected in accordance with Sections 5.1 5.2(b) and 5.3;

(o)	establishment of any board committee and the delegation of any authority to the Board of Directors of any Group Company, or any change in the number of directors of any Group Company;

(p)	adoption of, or amendment to any bonus or profit sharing scheme, any employee equity incentive scheme or equity participation scheme of any Group Company;

(q)	adoption of, or amendment to any treasury policy, any accounting policy or financial year of any Group Company;

(r)	appointment or change of the auditors of any Group Company;

(s)	other than in the ordinary course of the business, the grant or creation by any Group Company of any indemnity or guarantee or any charge, lien or debenture or other security over all or any part of the assets or rights of any Group Company;

(t)	borrowing any money or obtaining any financial facilities (except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business, provided that the aggregate amount of such indebtedness or facilities shall not exceed five hundred thousand U.S. dollars (US$500,000));

(u)	any transfer, sale, encumbrance of, or grant of license in any of the Group Companies’ intellectual property or other proprietary rights other than in the ordinary course of business, provided that any grant of exclusive license shall be deemed to be not in the ordinary course of business;

(v)	any application or filing for the dissolution, liquidation or winding up of any Group Company or any application or filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or passing of any resolution for the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(w)	adoption of or amendment to the Articles or other charter documents of any Group Company;

(x)	any agreement, or any modification of the terms of any agreement, undertaking or other arrangement between any officer or director of any Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Securities Act or Rule 12b-2 of the Exchange Act) and any Group Company, which shall be deemed an interested party transaction under the Securities Act;

(y)	any acquisition of any equity or other securities of any body corporate or the establishment of any brands by any Group Company;

(z)	approval of any transfer, disposal or dilution of shares in any Group Company;

(aa)	any increase in compensation of any of the five (5) most highly compensated employees of any Group Company by more than fifteen percent (15%) in a twelve (12) month period or any change in the terms of employment of such employees (other than any increase in compensation already approved by the compensation Committee of the Board);

(bb)	any adoption or amendment of the employment contracts or benefit plans for employees whose annual remuneration rate exceeds sixty thousand U.S. dollars (US$60,000) (other than any adoption or amendment of the employment contracts or benefit plans already approved by the Compensation Committee of the Board);

(cc)	adoption of, or any material amendment to, the Budget;

(dd)	any non-budgeted and non-operating expenditure exceeding the amount of twenty-five thousand U.S. dollars (US$25,000), per payment or in the aggregate in a period of three (3) months, by any Group Company;

(ee)	other than in the ordinary course of business, any business transaction of any Group Company exceeding the amount of twenty-five thousand U.S. dollars (US$25,000), or any business transaction outside the scope of the principal business of any Group Company;

(ff)	any amendment to the operational agreements among the Group Companies (including all current and future agreements), or any transaction involving both a Group Company and a shareholder or any of a Group Company’s employees, officers, directors or shareholders or any affiliate of a shareholder or any of its officers, directors or shareholders;

(gg)	provision of loans or advances by any Group Company to any other person (including any Group Company (unless it is wholly owned), employees or directors of any Group Company or any other entity) except in the ordinary course of business or in accordance with any stock option plan or stock incentive plan approved by the Board;

(hh)	any purchase or lease by any Group Company of any real estate properties not in the ordinary course of business;

(ii)	establishment of any subsidiary or affiliates (other than those provided under the Budget already approved in the manner described under Section 7.3(cc)) and the signing of any shareholders agreement or joint venture agreement by any Group Company;

(jj)	change of the co-signatories to the Closing Account (as described under Section 1.3 of the Purchase Agreement);

(kk)	change in the size, composition or structure of the Board of Directors;

(ll)	entry, extension or renewal of any franchisor or franchising arrangement or agreement;

(mm)	an initial public offering of any Group Company; or

(nn)	any change in the corporate structure of the Group Companies.

7.4	Acts of the WFOE and the Domestic Companies.

Without limitation of the foregoing and subject to applicable PRC Laws and regulations, the following acts by the Domestic Companies and the WFOE shall in each case require the prior written approval of the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO), and the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares (which holders shall include the Series C Investor):

(a)	any amendment to the Domestic Companies’ or the WFOE’s Articles of Association;

(b)	the liquidation, termination or dissolution of the Domestic Companies or the WFOE;

(c)	any increase of the registered capital of the Domestic Companies or the WFOE or any increase or transfer of any equity interest in the Domestic Companies or the WFOE;

(d)	the sale, lease, transfer or other disposition of all or substantially all of the assets of the Domestic Companies or the WFOE or any merger or consolidation of the Domestic Companies or the WFOE with or into any other business entity; or

(e)	any issuance of equity securities or equity-like securities of the Domestic Companies or the WFOE.

7.5	Meetings of the Board.

Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed upon schedule.

7.6	Successor Indemnification.

In the event that the Company or any of its affiliates, successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s Articles or elsewhere, as the case may be.

7.7	Business Principles.

The Company agrees and undertakes to the Investors that the business of the Company will be designed and carried on in accordance with the following business principles (collectively, the “Business Principles”), namely, in a way that:

(a)	provides safe and healthy working conditions for its employees and contractors;

(b)	encourages the efficient use of natural resources and promotes the protection of the environment;

(c)	treats all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, color, language, disability, political opinion, age, religion, or national/social origin;

(d)	allows consultative work-place structures and associations that provide employees with an opportunity to present their views to management;

(e)	takes account of the impact of its operations on the local community and seeks to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored;

(f)	upholds high standards of business integrity and honesty, and operates in accordance with local Laws and international good practice (including those intended to fight extortion, bribery and financial crime);

(g)	implements a social and environmental management system that enables effective identification, management and monitoring of any risks and provides a framework for action; and

(h)	provides for the reporting of the company’s compliances with the Business Principles in an annual report by the company to its Board in a manner that allows a reader to make an informed assessment of the business of the Company and, to the extent relevant, the undertakings of the Group Companies as against the requirements of the Business Principles.

7.8	Amendment to Control Documents.

In the event that any provision under the Control Documents is ruled by any relevant Governmental Entity as invalid or unenforceable under the Laws of the PRC, the Founder and the Group Companies shall, subject to the Laws of the PRC, use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such documents and instruments and to do, or cause to be done, all things necessary, proper or advisable to ensure that substantially all of the income generated by the Domestic Companies is consolidated into the WFOE.

7.9	Option to Purchase the Domestic Companies.

The Company shall maintain a fully transferable option, exercisable by the Company or its designee at any time to purchase one hundred percent (100%) of the shares or ownership of the Domestic Companies, for a total nominal consideration of RMB10 (or for the lowest price that is in compliance with PRC Law). The shareholders of each of the Group Companies shall return any proceeds from the Company’s exercise of this option to the Company.

7.10	Termination of Covenants.

The covenants set forth in this Section 7 (other than Section 7.7) shall terminate and be of no further force or effect upon (a) the consummation of a Qualifying IPO, or (b) upon the consummation of a Liquidation Event, as such term is defined in the Company’s Articles, whichever event shall first occur.

7.11	Notification and Public Dissemination Rights.

The Issuer shall keep the Investors informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Issuer or any of its subsidiaries, so that the Investors will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Issuer shall reasonably cooperate with the respective Investor(s), their members and their respective affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by the Investor(s), making a public announcement of such matters).

8.	[RESERVED].

9.	MISCELLANEOUS.

9.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong without regard to the principles of conflicts of Laws of any jurisdiction.

9.2	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic (via PDF) or facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.3	Headings and Subheadings.

The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule 4, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9.4.

9.5	Costs of Enforcement.

If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable legal adviser’s fees.

9.6	Amendments and Waivers.

(a)	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consents of each of the Company, the Founders, the Key Holder, the holders of more than sixty-seven percent ( 67%) of the Series A Preferred Shares then outstanding, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO) and the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares then outstanding (which holders shall include the Series C Investor). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

In addition to the foregoing, in the case of an amendment (i) with respect to the Registration Rights under any provision of Section 2 and Exhibit B hereof, any such amendment may be made only with the written consents of the Company, the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares then outstanding, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO), and the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares then outstanding (which holders shall include the Series C Investor); (ii) with respect to the Information and Observer Rights under Section 3, only with the written consents of the Company and each of the Investors; (iii) with respect to the Right of First Offer under Section 4 and the Right of First Refusal, Co-Sale and Restrictions on Transfer under Section 6, any such amendment may be made only with the written consents of the Company, the Restricted Shareholders (excluding the Restricted Employees), the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares then outstanding, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO), and the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares then outstanding (which holders shall include the Series C Investor); (iv) with respect to the Drag-Along Right under Section 5.8, any such amendment may be made only with the written consents of the Company, the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares then outstanding, the holders of more than forty-five percent (45%) of the Series B Preferred Shares (which holders shall include JAFCO), the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares then outstanding (which holders shall include the Series C Investor) and the Restricted Shareholders (excluding the Restricted Employees). Any amendment effected in accordance with this Section 9.6 shall be binding upon the Company, the WFOE, the Domestic Companies, each Investor, the Founder, the Key Holder, the Existing Holder and their respective successors in interest.

(b)	Notwithstanding anything to the contrary in this Section 9.6:

(i)	no amendment to this Agreement shall be effective or enforceable against an Investor that does not consent to such amendment unless: (i) written notice describing the proposed amendment has been provided to each Investor at least five (5) Business Days prior to such amendment; and (ii) a copy of the final executed version of the amendment shall be provided to each of the Investors within twenty (20) Business Days after such amendment; and

(ii)	an amendment to this Agreement shall not be effective or enforceable in respect of any particular Investor if such amendment: (i) unilaterally and adversely affects the rights of such Investor and does not materially and adversely affect the rights of all other Investors in the same manner; or (ii) imposes any material obligation or liability on such Investor beyond that already imposed on such Investor hereunder prior to such amendment or waiver.

(c)	Any amendment, termination or waiver effected in accordance with this Section 9.6 shall be binding on all Parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9.7	Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.8	Aggregation of Shares.

All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.9	Entire Agreement.

This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

9.10	Transfers, Successors and Assigns.

(a)	The rights of the Investors set forth in this Agreement are fully assignable to any person who holds or is acquiring Preferred Shares (or such other securities received in exchange for or upon conversion of such Preferred Shares) in a transfer permitted hereunder; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that the transferee executes and delivers an Assumption Agreement as provided in Section 9.10(c).

(b)	Subject to Section 9.10(a), this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns and legal representatives. No Shareholder may assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement without the prior written consent of the other Parties except to a transferee of Shares in the event of any transfer of Shares made in compliance with or permitted under this Agreement. For the avoidance of doubt, the rights of the Investors hereunder are assignable (A) to any Affiliate of such Investor, (B) to any other Investor, or (C) to an assignee or transferee who acquires the Preferred Shares (or such other securities received in exchange for or upon conversion of such Preferred Shares) from an Investor.

(c)	Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Assumption Agreement substantially in the form attached hereto as Exhibit C. Upon the execution and delivery of an Assumption Agreement by any transferee, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Assumption Agreement, each of the Parties appoints the Company as its attorney in fact for the purpose of executing any Assumption Agreement that may be required to be delivered under the terms of this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 9.10. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 9.11. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective executors, administrators, heirs, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.11	Legend.

(a)	Each certificate representing Shares issued by the Company to the Key Holder, as well as the register of members of the Company, shall be endorsed with the following legend:

i.	“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR (B) PURSUANT TO RULE 144, OR (C) IN THE OPINION OF THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

ii.	“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT DATED AS OF SEPTEMBER 6, 2011, AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH SHAREHOLDERS’ AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

iii.	“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

iv.	“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER, IF NOT A U.S. PERSON: (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THESE SHARES IN AN OFFSHORE TRANSACTION; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THESE SHARES EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOR, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (C) INSIDE THE UNITED STATES, TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (D) INSIDE THE UNITED STATES, TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THESE SHARES (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY), (E) OUTSIDE THE UNITED STATES, IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULES 904 AND 905 UNDER THE ACT OR (F) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE); AND (3) AGREES THAT IT WILL GIVE EACH PERSON TO WHOM THESE SHARES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THESE SHARES PURSUANT TO CLAUSES (C), (D) OR (F) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS, OR OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT. AS USED HEREIN, THE TERMS ‘OFFSHORE TRANSACTION’, ‘UNITED STATES’, AND ‘U.S. PERSON’ HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE ACT.”

The Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 9.11(a) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

(b)	Each certificate representing Shares issued by the Company to the Preferred Shareholders, as well as the register of members of the Company, shall be endorsed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

9.12	Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English.

9.13	Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

9.14	Termination of 2008 Shareholders Agreements; Waiver of Pre-emptive Rights.

(a)	In consideration of the mutual covenants and promises contained herein, each of the parties to the 2008 Shareholders Agreements hereby confirms and covenants with each of the other parties thereto that, with effect immediately after Closing: (a) the 2008 Shareholders Agreements shall be absolutely terminated; (b) none of the parties to the 2008 Shareholders Agreements have or shall have any rights, claims or interests whatsoever against any of the other parties to the 2008 Shareholders Agreements under or in respect of the 2008 Shareholders Agreements; and (c) to the extent that any of the parties to the 2008 Shareholders Agreements have or may have any rights, claims or interests whatsoever against any of the other parties thereto under or in respect of the 2008 Shareholders Agreements, such rights, claims or interests are hereby absolutely, irrevocably and unconditionally waived, discharged and released by the parties concerned.

(b)	Each of the shareholders of the Company hereby waives any right of first offer, pre-emptive right or other rights to purchase any portion of the Series C Preferred Shares issued by the Company pursuant to the Purchase Agreement that such shareholder may have under the Prior Investment Agreements, the Articles of the Company, or otherwise.

9.15	Conflict with Articles of Association.

Subject to the Act, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Articles or other constitutional documents, the terms of this Agreement shall prevail as between the shareholders of the Company only. The Parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the Act and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible under the laws of the Cayman Islands.

9.16	Performance.

The Founder shall procure that the Key Holder shall fully comply with and perform all of the obligations, covenants, undertakings and commitments of the Key Holder under this Agreement.

9.17	JAFCO’s Rights.

Any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (“JIAP”) or any other fund manager of JAFCO or their nominees (a “JAFCO Manager”), unless JAFCO has (a) given notice to the other Parties that any such rights cannot be exercised by JIAP or a JAFCO Manager and (b) not given notice to the other Parties that such notice which is given under this Section 9.17 has been revoked.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

COMPANY:	TARENA INTERNATIONAL, INC.

	By:	/s/ Han Shaoyun
Name:
Title:

DOMESTIC COMPANY:	BEIJING TARENA JINQIAO TECHNOLOGY CO., LTD.

	By:	/s/ Han Shaoyun
Name:
Title:

DOMESTIC COMPANY:	SHANGHAI TARENA SOFTWARE TECHNOLOGY CO., LTD.

	By:	/s/ Han Shaoyun
Name:
Title:

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

WFOE:	BEIJING TARENA TECHNOLOGY CO., LTD.

	By:	/s/ Han Shaoyun
Name:
Title:

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

SERIES C INVESTOR:	GOLDMAN SACHS INVESTMENT PARTNERS MASTER FUND, L.P.

	By:	Goldman Sachs Investment Partners OP, LLC, its General Partner

		By:	/s/ Michelle Barone
		Name:	Michelle Barone
		Title:	Vice President

GOLDMAN SACHS INVESTMENT PARTNERS PRIVATE OPPORTUNITIES HOLDINGS, L.P.

	By:	Goldman Sachs Investment Partners Private Opportunities Advisors, Inc. its General Partner

		By:	/s/ Michelle Barone
		Name:	Michelle Barone
		Title:	Vice President

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

SERIES A INVESTOR:	IDG TECHNOLOGY VENTURE INVESTMENTS, L.P.

	By:	/s/ Quan Zhou
	Name:	Quan Zhou
	Title:	Authorized Signatory

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

SERIES B INVESTOR:	JAFCO ASIA TECHNOLOGY FUND IV

	By:	/s/ Hiroshi Yamada
	Name:	Hiroshi Yamada
	Title:	Attorney

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

SERIES B INVESTOR:	IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.

	By:	/s/ Quan Zhou
	Name:	Quan Zhou
	Title:	Authorized Signatory

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

FOUNDER:

By:	/s/ Han Shaoyun
Name:	Han Shaoyun

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

KEY HOLDER:	CONNION CAPITAL LIMITED

	By:	/s/ Han Shaoyun
Name:
Title:

SHAREHOLDER AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first above written.

EXISTING HOLDER:

	By:	/s/ Zhao Mei
	Name:	Zhao Mei

SHAREHOLDER AGREEMENT SIGNATURE PAGE

SCHEDULE 1

LIST OF INVESTORS

SERIES A INVESTOR	Series A Shares
IDG Technology Venture Investments, LP	8,571,430
Total Series A Shares	8,571,430

SERIES B INVESTORS	Series B Shares
JAFCO Asia Technology Fund IV and its affiliates	5,630,630
IDG Technology Venture Investment III, L.P.	1,689,190
Total Series B Shares	7,319,820

SERIES C INVESTORS	Series C Shares
Goldman Sachs Investment Partners Master Fund, L.P.	5,457,426
Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.	5,457,426
Total Series C Shares	10,914,852

SCHEDULE 1-1

SCHEDULE 2

FOUNDER

FOUNDER	ID NUMBER
Han Shaoyun	*	**

SCHEDULE 2-1

SCHEDULE 3

LIST OF DOMESTIC COMPANIES

1.	Beijing Tarena Jinqiao Technology Co., Ltd.

2.	Shanghai Tarena Software Technology Co., Ltd.

SCHEDULE 3-1

SCHEDULE 4

NOTICES

Company Address for Notices 7/F, Tower B, Zhongding Plaza A 18, West Road of North 3rd Ring Road Haidian, 100098, Beijing Fax Number: (8610) 6219 6102

Key Holder Address for Notices 7/F, Tower B, Zhongding Plaza A 18, West Road of North 3rd Ring Road Haidian, 100098, Beijing Fax Number: (8610) 6219 6102

Domestic Company Address for Notices 7/F, Tower B, Zhongding Plaza A 18, West Road of North 3rd Ring Road Haidian, 100098, Beijing Fax Number: (8610) 6219 6102

WFOE Address for Notices 7/F, Tower B, Zhongding Plaza A 18, West Road of North 3rd Ring Road Haidian, 100098, Beijing Fax Number: (8610) 6219 6102

Founder Address for Notices 7/F, Tower B, Zhongding Plaza A 18, West Road of North 3rd Ring Road Haidian, 100098, Beijing Fax Number: (8610) 6219 6102

Existing Holder Address for Notices 7/F, Tower B, Zhongding Plaza A 18, West Road of North 3rd Ring Road Haidian, 100098, Beijing Fax Number: (8610) 6219 6102

IDG Technology Venture Investments, L.P.

and IDG Technology Venture Investment III, L.P.

Address for Notices

c/o IDG VC Management (HK) Limited

Unit 1509, The Center

99 Queen’s Road, Central, Hong Kong

Fax Number: (852) 25291619

Att.: Mr. Simon Ho

SCHEDULE 4-1

JAFCO Asia Technology Fund IV

Address for Notices

c/o JAFCO Investment (Asia Pacific) Ltd.

6 Battery Road

#42-01 Singapore 049909

Fax Number: +65 6221-3690

Address with effect from 12 September 2011

c/o JAFCO Investment (Asia Pacific) Ltd.

10 Marina Boulevard

Marina Bay Financial Centre Tower 2,

#33-05 Singapore 018983

With a copy to:

JAFCO Investment (Hong Kong) Ltd.

Beijing Representative Office

Room 817

Beijing Fortune Building

No. 5 Dong San Huan Bei Lu

Chao Yang District, Beijing 100004

Fax Number: +8610 6590 9729

Attention: Chief Representative

Goldman Sachs Investment Partners Master Fund, L.P.

Address for Notices c/o Goldman Sachs Investment Partners GP, LLC 200 West Street, 34th Floor New York, NY 10282, USA Fax Number: +1 (917) 977-3246 Attention: Ms. Michelle Barone	With a copy to: Goldman Sachs (Asia) L.L.C. 66th Floor, Cheung Kong Center 2 Queens Road, Central, Hong Kong Fax Number: +852 2978-6686 Attention: Ms. Daisy Cai

Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.

Address for Notices c/o Goldman Sachs Investment Partners Private Opportunities Advisors, Inc. 200 West Street, 34th Floor New York, NY 10282, USA	With a copy to: Goldman Sachs (Asia) L.L.C. 66th Floor, Cheung Kong Center 2 Queens Road, Central, Hong Kong Fax Number: +852 2978-6686

SCHEDULE 4-2

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, capitalized terms shall have the meanings set forth in this Exhibit A.

1.	“2008 Shareholders Agreement” has the meaning ascribed to such term in the Recitals to this Agreement.

2.	“Act” means the Companies Law (as amended) of the Cayman Islands.

3.	The term “Audit Committee” has the meaning ascribed to such term in Section 5.2(c).

4.	The term “Affiliate” means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation (i) any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person and (ii) with respect to GS, (a) the general partners or limited partners of GS Master Fund and/or GS Private Opportunities Holdings, (b) the fund manager managing GS Master Fund and/or GS Private Opportunities Holdings (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (c) trusts Controlled by or for the benefit of any such Person referred in (a) or (b), and (d) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by The Goldman Sachs Group, Inc. or any of its Affiliates.

5.	The term “Agreement” has the meaning ascribed to such term in the Preamble to this Agreement.

6.	The term “Articles” means the Company’s Fourth Amended and Restated Memorandum and/or Fourth Amended and Restated Articles of Association.

7.	The term “Board” means the Company’s Board of Directors.

8.	The term “Budget” has the meaning ascribed to such term in Section 3.1(e).

9.	The term “Business” means the research, development, manufacture, marketing and sales of software or hardware products in relation to information technology, as conducted by the Company.

10.	The term “Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in New York, Singapore, Hong Kong or Beijing are authorized or required to be closed for the conduct of regular banking business.

11.	The term “Business Principles” has the meaning ascribed to such term in Section 7.7.

12.	The term “CEO” means the chief executive officer as appointed by the Board.

EXHIBIT A-1

13.	The term “CFC” has the meaning ascribed to such term in Section 3.6(c).

14.	The term “CFO” means the chief financial officer as appointed by the Board.

15.	The term “Circular 75” has the meaning ascribed to such term in Section 6.5(a).

16.	The term “Closing” means the closing of the sale and purchase of the Series C Preferred Shares in accordance with the Purchase Agreement.

17.	The term “Code” has the meaning ascribed to such term in Section 3.6(a).

18.	The term “Committee” has the meaning ascribed to such term in Section 5.2(c).

19.	The term “Company” has the meaning ascribed to such term in the Preamble to this Agreement.

20.	The term “Company Law” means the Companies Law (as amended) of the Cayman Islands.

21.	The term “Compensation Committee” has the meaning ascribed to such term in Section 5.2(c).

22.	The term “Confirmation Notice” has the meaning ascribed to such term in Section 6.1(d).

23.	The term “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

24.	The term “Control Documents” includes share pledge agreement, exclusive business cooperation agreement, and exclusive option agreement by and between the WFOE and the Domestic Companies.

25.	The term “COO” means the chief operating officer as appointed by the Board.

26.	The term “Co-Sale Exercising Investor” has the meaning ascribed to such term in Section 6.3(a).

27.	The term “Co-Sale Period” has the meaning ascribed to such term in Section 6.3(a).

28.	The term “Co-Sale Closing” has the meaning ascribed to such term in Section 6.3(c).

29.	The term “Disclosing Party” has the meaning ascribed to such term in Section 3.5(d).

30.	The terms “Domestic Company” and “Domestic Companies” have the meanings ascribed to such term in the Preamble to this Agreement.

EXHIBIT A-2

31.	The term “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any comparable Law of any other jurisdiction in which the Company’s Shares are subject to regulation.

32.	The term “Exercising Investors” for purposes of Section 6.1 has the meaning ascribed to such term in Section 6.1(d) and for purposes of Section 6.2 has the meaning ascribed to such term in Section 6.2(c).

33.	The term “Existing Holder” has the meaning ascribed to such term in the Preamble to this Agreement.

34.	The term “Financial Terms” has the meaning ascribed to such term in Section 3.5(a).

35.	The term “Form F-3/S-3” means such form under the Securities Act as in effect on the date hereof (including Form S-3 or Form F-3, as appropriate) or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

36.	The term “Founder” has the meaning ascribed to such term in the Preamble of the Purchase Agreement.

37.	The term “Fully-Exercising Holder” has the meaning ascribed to such term in Section 4.1(b).

38.	The term “Governmental Entity” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

39.	The term “Group Companies” means the Company, the WFOE, and the Domestic Companies, and any other direct or indirect Subsidiary of a Group Company collectively, and “Group Company” means any one of them.

40.	The term “GS” has the meaning ascribed to such term in the Preamble to this Agreement.

41.	The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 12 of the Exhibit D hereof.

42.	The term “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

43.	The term “IDG” means IDG Technology Venture Investments III, L.P.

44.	The term “Immediate Family Member” means a child, stepchild, grandchild, parent, steparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

EXHIBIT A-3

45.	The term “Information” has the meaning ascribed to such term in Section 5.5.

46.	The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

47.	The terms “Investor” and “Investors” have the meanings ascribed to such terms in the Preamble to this Agreement and shall include the Series A Investor, the Series B Investor and the Series C Investor.

48.	The term “Investor Exercise Notice” has the meaning ascribed to such term in Section 6.1(c) or has the meaning ascribed to such term in Section 6.2(b), as applicable.

49.	The term “Investor Notice Period” has the meaning ascribed to such term in Section 6.1(c) or has the meaning ascribed to such term in Section 6.2(b), as applicable.

50.	The term “Investor Proposed Transfer Notice Period” has the meaning ascribed to such term in Section 6.2(b).

51.	The term “Investor Transfer Shares” has the meaning ascribed to such term in Section 6.2(a).

52.	The term “IPO” means the Company’s first underwritten public offering of its Ordinary Shares and listing on an internationally-recognized securities exchange.

53.	The term “JAFCO” means JAFCO Asia Technology Fund IV and its affiliates, successors and permitted assigns.

54.	The term “JAFCO Director” has the meaning ascribed to such term in Section 5.1(b).

55.	The term “JAFCO Manager” has the meaning set forth in Section 9.17.

56.	The term “JIAP” has the meaning set forth in Section 9.17.

57.	The term “Key Employee” means each of the Group Companies Chief Executive Officer (or the General Manager, in the absence of such a position), Chief Financial Officer, Vice President, Deputy General Manager and Secretary (or the Secretary of the board of directors of each of the Domestic Companies in the case of the Domestic Companies).

58.	The term “Key Holder” has the meaning ascribed to such term in the Preamble to this Agreement.

59.	The term “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Entity and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Entity.

EXHIBIT A-4

60.	The term “Liquidation Event” has the meaning ascribed to such term in Section 2.2 of the Schedule to the Articles.

61.	The term “Maturity Date” has the meaning ascribed to such term in Section 5.8(a).

62.	The term “New Securities” means equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities.

63.	The term “Non-Disclosing Parties” has the meaning ascribed to such term in Section 3.5(d).

64.	The term “Observer” has the meaning ascribed to such term in Section 3.3.

65.	The term “Offer Notice” has the meaning ascribed to such term in Section 4.1(a).

66.	The term “on an as converted basis” has the meaning ascribed to such term in Section 6.1(b).

67.	The term “Ordinary Shares” means ordinary shares of the Company, par value US$0.001 per share.

68.	The term “Ordinary Share Directors” has the meaning ascribed to such term in Section 5.1(d).

69.	The term “Party” or “Parties” shall mean the parties to this Agreement, as set forth in the Preamble.

70.	The term “Permitted Registration” shall mean any registration of the Company’s Registrable Securities pursuant to Sections 2, 3 and 4 of Exhibit B.

71.	The term “PFIC” has the meaning ascribed to such term in Section 3.6(a).

72.	The term “PRC” means the People’s Republic of China, which for purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region and Taiwan.

73.	The term “Preferred Directors” has the meaning ascribed to such term in Section 5.1(c).

74.	The term “Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

75.	The term “Pro Rata Co-Sale Share” has the meaning ascribed to such term in Section 6.3(b).

76.	The term “Pro Rata ROFR Share” has the meaning ascribed to such term in Section 6.1(b).

77.	The term “Prohibited Transfer” has the meaning ascribed to such term in Section 6.4(b).

EXHIBIT A-5

78.	The term “Proposed Investor Transfer” has the meaning ascribed to such term in Section 6.2(a).

79.	The term “Proposed Transfer” has the meaning ascribed to such term in Section 6.1(a).

80.	The term “Proposed Transfer Notice” has the meaning ascribed to such term in Section 6.1(c).

81.	The term “Prospective Transferee” means any person to whom a Restricted Shareholder or selling Subject Investor proposes to make a Proposed Transfer or Proposed Investor Transfer as the case may be.

82.	The term “Purchase Agreement” has the meaning ascribed to such term in the Recitals to this Agreement.

83.	The term “QEF Election” has the meaning ascribed to such term in Section 3.6(a).

84.	The term “Qualifying IPO” means a firm commitment underwritten public offering of the Ordinary Shares in the United States, that has been registered under the Securities Act, with the pre-money valuation of the Company of no less than US$270,000,000 and gross proceeds to the Company of at least US$50,000,000 and the total securities issued by the Company in such offering no less than twenty percent (20%) of all outstanding share capital of the Company after the offering, or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such offering satisfies the foregoing pre-money valuation and offering share percentage is subject to the prior written approval of the holders of more than forty five percent (45%) of the Series A Preferred Shares, the holders of more than forty five percent (45%) of the Series B Preferred Shares (including JAFCO) and the holders of more than sixty-seven percent (67%) of the Series C Preferred Shares.

85.	The term “Refused Securities” has the meaning ascribed to such term in Section 4.1(c).

86.	The terms “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

87.	The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares; (ii) any Ordinary Shares issued or issuable upon conversion of any shares of the Company acquired by the Investors after the date hereof; (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i) and (ii) above; (iv) any other Ordinary Shares owned or hereafter acquired by any Investor, including, without limitation, any Ordinary Shares issued in respect of the Ordinary Shares described in clauses (i)-(iv) above upon any share split, share dividend, recapitalization or a similar event; and (v) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2 of this Agreement.

EXHIBIT A-6

88.	The term “Registrable Securities then Outstanding” means the number of shares determined by adding the number of Ordinary Shares outstanding which are, and the number of Ordinary Shares issuable pursuant to, then exercisable or convertible securities which are, Registrable Securities.

89.	The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with a Permitted Registration, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one (1) counsel for the Investors, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

90.	The term “Restricted Employee” or “Restricted Employees” has the meaning ascribed to such term in Section 6.1(a).

91.	The terms “Restricted Shareholder” and “Restricted Shareholders” have the meanings ascribed to such terms in Section 6.1(a).

92.	The term “Right of Co-Sale” means the right, but not an obligation, of each Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

93.	The term “Right of First Refusal” means the right, but not an obligation, of the Company, an Investor or a Restricted Shareholder, as the case may be, or its permitted transferees or assigns, to purchase some or all of the Transfer Shares or the Investor Transfer Shares, as the case may be, with respect to a Proposed Transfer or Proposed Investor Transfer, as the case may be, on the terms and conditions specified in the Proposed Transfer Notice or the Investor Proposed Transfer Notice, as the case may be.

94.	The term “SAFE” has the meaning ascribed to such term in Section 6.5(a).

95.	The term “SEC” means the United States Securities and Exchange Commission, or comparable regulatory authority in any other jurisdiction having oversight over the trading of the Company’s Shares.

96.	The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

97.	The term “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

98.	The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

EXHIBIT A-7

99.	The term “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (or comparable law in a jurisdiction other than the United States).

100.	The term “Selling Expenses” has the meaning ascribed to such term in Section 5 of Exhibit B hereto.

101.	The term “Selling Shareholder” has the meaning ascribed to such term in Section 5.8(ii).

102.	The term “Series A Director” has the meaning ascribed to such term in Section 5.1(a).

103.	The term “Series A Investor” shall mean IDG Technology Venture Investments, LP.

104.	The term “Series A Preferred Shares” means the Company’s Series A Convertible Preferred Shares with a par value of US$0.001 per share.

105.	The term “Series B Investor” shall mean JAFCO or IDG.

106.	The term “Series B Preferred Shares” means the Company’s Series B Convertible Preferred Shares with a par value of US$0.001 per share.

107.	The term “Series B Share Price” means the price for each Series B Preferred Share, being US$8.88.

108.	The term “Series C Director” has the meaning ascribed to such term in Section 5.1(c).

109.	The term “Series C Investor” shall mean GS Master Fund and GS Private Opportunities Holdings and their respective affiliates, successors and permitted assigns.

110.	The term “Series C Preferred Shares” means the Company’s Series C Convertible Preferred Shares with a par value of US$0.001 per share.

111.	The term “Series C Share Price” means the price for each Series C Preferred Share, being US$1.83.

112.	The term “Shareholder” shall mean each of the Restricted Shareholder, the Existing Holder and the Investors.

113.	The term “Shares” means shares of any class in the capital of the Company and including, without limitation, (i) Common Shares (whether now outstanding or hereafter issued in any context), and (ii) the Preferred Shares.

114.	The term “Stock Plan” has the meaning ascribed to such term in Section 2.21 of the Purchase Agreement.

115.	The term “Subject Investor” and “Subject Investors” have the meaning ascribed to such term in Section 6.2(a).

EXHIBIT A-8

116.	The term “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies (excluding the Company).

117.	The term “Trade Sale” shall have the meaning ascribed to such term in Section 5.8(a).

118.	The term “Transaction Documents” means this Agreement, the Purchase Agreement, and any other agreements, instruments or documents entered into in connection with this Agreement.

119.	The term “Transfer Shares” has the meaning ascribed to such term in Section 6.1(b).

120.	The term “Undersubscription Exercise Period” has the meaning ascribed to such term in Section 6.1(d).

121.	The term “Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Restricted Shareholder or selling Investor, as the case may be, that such Investor or Restricted Shareholder, as the case may be, intends to exercise its option to purchase a portion of the Transfer Shares or Investor Transfer Shares not purchased pursuant to an initial Right of First Refusal.

122.	The term “United States Person” means any person described in Section 7701(a)(30) of the Code.

123.	The term “US$” means the United States dollar, the lawful currency of the United States of America.

124.	The term “U.S. GAAP” means the generally accepted accounting principles of the United States of America.”

125.	The term “U.S. Investor” means (A) any Investor that is a United States Person and (B) any Investor, one or more of the owners of which are, or controlled by, United States persons.

EXHIBIT A-9

126.	The term “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other applicable Laws of the United States or other relevant jurisdictions, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act, any state securities Law, or other applicable Laws of the United States or other relevant jurisdictions.

127.	The term “WFOE” has the meaning ascribed to such term in the Preamble to this Agreement.

EXHIBIT A-10

Exhibit B

1.	Applicability of Rights; Non-U.S. Registrations.

1.1	The Holders shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Company securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2	For purposes of this Agreement and Exhibit B, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. Law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and Laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.	Demand Registration.

2.1	Request by Holders.

If the Company shall, at any time after the earlier of (i) twenty-four (24) months after the Closing, (ii) after the Company’s IPO, or (iii) six (6) months after the Company becomes subject to the reporting requirements of the Securities Exchange Act, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act pursuant to this Section 2, then the Company shall, within five (5) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within fifteen (15) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2 or Section 4 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2(b) or 3.2(b).

EXHIBIT B-1

2.2	Underwriting.

(a)	If the Holders initiating the registration request under this Section 2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.

(b)	Notwithstanding any other provision of this Section 2, if the underwriter(s) determine in good faith that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated (x) first, to the Investors on a pro rata basis according to the total number of Registrable Securities then outstanding held by each Investor requesting registration and (y) then, to the other Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Holder requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further that at least twenty-five percent (25%) of the Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

2.3	Maximum Number of Demand Registrations.

The Company shall not be obligated to effect more than three (3) such registrations (excluding registrations which are declared or ordered effective but pursuant to which securities have not been sold) on behalf of the Investors pursuant to this Section 2.

EXHIBIT B-2

2.4	Deferral.

Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

3.	Piggyback Registrations.

3.1	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 4 of this Agreement or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within thirty (30) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Upon the written request of each Holder given within thirty (30) days after mailing of such notice by the Company, the Company shall use its commercial best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

3.2	Underwriting.

(a)	If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.

EXHIBIT B-3

(b)	Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Investors requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Investor, third, to the other Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder and fourth, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded, unless otherwise approved by the holders of a majority of the Registrable Securities. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

3.3	Not Demand Registration.

Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

4.	Form F-3/S-3 Registration.

After the Company’s IPO, the Company shall use its best efforts to qualify for registration on Form F-3/S-3 or any comparable or successor form or forms. In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3/S-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

4.1	Notice.

Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

EXHIBIT B-4

4.2	Registration.

As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after the Company provides the notice contemplated by Section 4.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

(a)	if Form F-3/S-3 (or any successor or similar form) is not available for such offering by the Holders;

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(c)	if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3/S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3/S-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 4; provided that the Company shall not register any of its other shares during such sixty (60) day period.

(d)	if the Company has, within the six (6) month period preceding the date of such request, already effected registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2 and 3.2; or

(e)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

4.3	Not a Demand Registration.

Form F-3/S-3 registrations shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

EXHIBIT B-5

4.4	Underwriting.

If the Holders of Registrable Securities requesting registration under this Section 4 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.2 shall apply to such registration.

5.	Expenses.

All Registration Expenses incurred in connection with a Permitted Registration (but excluding underwriting discounts and commissions (the “Selling Expenses”)) shall be borne by the Company. In the event the Company does not issue any securities in connection with a Permitted Registration, each Holder participating in such Permitted Registration shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.

6.	Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

6.1	Registration Statement.

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3/S-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3/S-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

EXHIBIT B-6

6.2	Amendments and Supplements.

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

6.3	Prospectuses.

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, and amendments and supplements thereto, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

6.4	Blue Sky.

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

6.5	Underwriting.

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

6.6	Notification.

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

EXHIBIT B-7

6.7	Opinion and Comfort Letter.

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

6.8	Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

6.9	Cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

7.	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

8.	Indemnification.

In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4:

8.1	By the Company.

To the extent permitted by Law, the Company will indemnify and hold harmless each Holder, its partners, members, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

EXHIBIT B-8

(b)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities Law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or any partner, officer, director, counsel, underwriter or controlling person of such Holder.

8.2	By Selling Holders.

To the extent permitted by Law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements or omissions in respect of such Holder only: (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein (provided by such Holder or its authorised agent for the express purpose of inclusion in such registration statement), including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (collectively, “Holder Violations”),

EXHIBIT B-9

In each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 8.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Holder Violation arises.

8.3	Notice.

Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnified party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

8.4	Contribution.

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

EXHIBIT B-10

8.5	Survival.

The obligations of the Company and Holders under this Section 8 shall survive the termination of this Agreement and the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.	No Registration Rights to Third Parties.

Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3/S-3 registration rights described in this Exhibit B, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

10.	Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3/S-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

10.1	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

10.2	File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

EXHIBIT B-11

10.3	So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to
Form F-3/S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3/S-3.

11.	Market Stand-Off.

Each Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by Law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement filed by the Company under the Securities Act and covering such public offering. The foregoing provision of this Section 11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualifying IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 11. Notwithstanding anything herein to the contrary, Goldman, Sachs & Co. and its Affiliates (other than GS) may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of their business.

EXHIBIT B-12